Exhibit 99.1

PRESS RELEASE

Community Bancorp. Announces Stock Buyback Program

Derby, VT

Community Bancorp. has announced that its Board of Directors has approved an extension of an existing stock buy back program, authorizing (but not requiring) the company to repurchase up to 200,000 additional shares of its issued and outstanding shares of Common Stock.

In making the announcement, President Richard White said that the Board of Directors had approved a similar program in 2000 authorizing the repurchase of up to 205,000 shares, pursuant to which approximately 151,939 shares have been repurchased to date for approximately $1,721,778.54. The new authorization will be added to the approximately 53,061 shares remaining for repurchase under the earlier program.

Mr. White said, 'The Board believes that the stock buyback program is a good use of our capital, particularly in this low interest rate environment. We expect to make open market and/or privately negotiated unsolicited purchases from time to time over the next 24 months in such amounts and at such prices as market conditions warrant, subject to appropriate regulatory considerations and subject to an aggregate limit for future repurchases of $3.77 million.'

Under the buyback program, repurchases will be funded from available working capital and the repurchased shares will be held in treasury and may be reissued from time to time pursuant to the Company's Dividend Reinvestment Plan or for other general corporate purposes. The stock buyback program does not require the Company to repurchase any specific number of shares and the program may be suspended or discontinued at any time.

As of September 30, 2002, the Company had approximately 3,740,321 shares of common stock issued and outstanding including 182,233 shares held in treasury.

About Community Bancorp.

Community Bancorp. is the parent Company of Community National Bank, an independent bank that has been serving its Vermont communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation statements about future repurchases of the Company's shares under the stock repurchase program and statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rates change in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.